APOGEE DELIVERS RECORD FY16 REVENUES, EARNINGS;
REAFFIRMS GUIDANCE FOR DOUBLE-DIGIT GROWTH IN FY17

◦	Q4 revenues up 6%, 8% in constant currency

◦	Q4 EPS up 47%; operating margin up 300 basis points

◦	FY16 revenues up 5%, 7% in constant currency

◦	FY16 EPS up 48% vs. prior-year adjusted EPS

◦	Backlog >$0.5 billion for third consecutive quarter

◦	FY17 outlook: ~10% revenue growth; EPS of $2.65-$2.80

MINNEAPOLIS, MN (April 6, 2016) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2016 fourth-quarter and full-year results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY16 FOURTH QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $262.1 million were up 6 percent.

◦	In constant currency, revenues were up 8 percent.

•	Operating income of $28.9 million was up 47 percent.

◦	Operating margin was 11.0 percent, up 300 basis points.

•	Earnings per share of $0.69 were up 47 percent.

•	Backlog of $508.0 million was up 4 percent.

•	Cash and short-term investments were $90.6 million.

FY16 FULL YEAR VS. PRIOR-YEAR PERIOD

•	Revenues of $981.2 million were up 5 percent.

◦	In constant currency, revenues were up 7 percent.

•	Gross margin was 24.8 percent, up 250 basis points.

•	Operating income of $97.4 million was up 53 percent.

◦	Operating margin was 9.9 percent, up 310 basis points.

•	Earnings per share of $2.22 were up 48 percent vs. prior-year adjusted EPS of $1.50.

◦	Prior-year reported EPS of $1.72 included $0.22 from a tax credit.

COMMENTARY
“Strong fourth quarter results - with revenues up 6 percent, earnings up 47 percent and operating margin growing 300 basis points to 11 percent - contributed to Apogee achieving an across-the-board record performance in fiscal 2016,” said Joseph F. Puishys, Apogee chief executive officer. “We did what we said we would do three years ago, essentially delivering on our fiscal 2016 goals of $1 billion in revenues at 10 percent operating margin.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“I am pleased that all four of our segments grew revenues and operating margin in fiscal 2016, and that our backlog grew from the end of fiscal 2015 to exceed $0.5 billion for the last three quarters,” he said. “Contributing to our strong earnings growth in fiscal 2016 were improved pricing, mix, productivity and project margins, as well as lower material costs and leverage on increased volume.

“For fiscal 2017, we continue to expect U.S. commercial construction market growth, based on our visibility from backlog, commitments and bidding activity, as well as external market metrics,” said Puishys. “This positive outlook supports our fiscal 2017 guidance for double-digit revenue growth of approximately 10 percent and record earnings of $2.65 to $2.80 per share.”

FY16 FOURTH-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $98.6 million were up 7 percent, on U.S. volume growth and improved pricing.

◦	In constant currency, revenues were up 10 percent.

•	Operating income grew to $12.1 million, up 169 percent from $4.5 million.

◦	Operating margin expanded 740 basis points to 12.3 percent, compared to 4.9 percent, due to improved pricing and mix, strong operational performance and volume leverage.

Architectural Services

•	Revenues of $76.8 million were up 21 percent, due to strong project activity during the quarter.

•	Operating income grew to $5.6 million, up 9 percent from $5.2 million, on increased volume at better margins and good project execution.

◦	Operating margin was 7.3 percent, compared to 8.1 percent.

Architectural Framing Systems

•	Revenues of $79.6 million were up 3 percent, on U.S. volume growth and improved mix.

◦	In constant currency, revenues were up 5 percent.

•	Operating income grew to $7.7 million, up 60 percent from $4.8 million.

◦	Operating margin expanded 340 basis points to 9.7 percent, compared to 6.3 percent, as a result of lower raw material costs, volume leverage and execution of higher-margin window projects.

Large-Scale Optical Technologies

•	Revenues of $21.7 million were down 5 percent, due to timing of customer orders.

•	Operating income of $4.8 million was down 19 percent from $6.0 million.

◦	Operating margin was 22.3 percent, compared to 26.2 percent, due to timing within the year of volume and product mix; full-year results and operational performance remained strong.

Consolidated Backlog

•	Backlog of $508.0 million was up 4 percent from $490.8 million in the prior-year period, and down 7 percent from the backlog of $544.7 million in the third quarter.

◦	Approximately $407 million, or 80 percent, of the backlog is expected to be delivered in fiscal 2017; and approximately $101 million, or 20 percent, in fiscal 2018.

Financial Condition

•	Cash and short-term investments totaled $90.6 million, compared to $52.5 million at the end of fiscal 2015.

•	Share repurchases in fiscal 2016 totaled 575,000 shares at a cost of $24.9 million.

•	Debt was $20.4 million, compared to $20.6 million at the end of fiscal 2015. All debt is long-term, low-interest industrial revenue bonds.

•	Non-cash working capital was $68.8 million, compared to $97.5 million at the end of fiscal 2015.

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Apogee Enterprises, Inc.

•	Capital expenditures in fiscal 2016 were $42.0 million, compared to $27.2 million in the prior year.

•	Depreciation and amortization in fiscal 2016 was $31.2 million.

FY17 OUTLOOK
“For fiscal 2017, we expect another year of strong top- and bottom-line growth, based on our backlog, commitments and bidding activity,” said Puishys. “We expect revenue growth of approximately 10 percent, as we had indicated previously, and earnings of $2.65 to $2.80 per share.

“Apogee expects mid-single digit U.S. commercial construction market growth in fiscal 2017, as market activity, the Architecture Billings Index, office employment and office vacancy rates all show positive momentum,” he said. “With our internal market visibility and external metrics moving in the right direction, we see sustained U.S. non-residential market strength that supports our outlook for growth at least through fiscal 2020.”

Puishys said that capital expenditures for the year are anticipated to be $50 to $60 million as Apogee invests to increase capabilities, productivity and capacity. Gross margin is expected to be greater than 26 percent and operating margin, approximately 11 percent.

“Longer term, we believe our strategies to grow through new geographies, new products and new markets, along with our backlog, bidding activity, and focus on better project selection, productivity and operational improvements, support our fiscal 2018 goals of at least a 12 percent operating margin on revenues of $1.2 to $1.3 billion,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, April 7. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 78435185. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release also contains the following non-GAAP measures:

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Apogee Enterprises, Inc.

•
Constant currency revenue growth excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these adjusted amounts to current period reported results.

•
Adjusted earnings per share excludes the benefit from an energy-efficient tax credit of $0.22 per share recognized in the second quarter of fiscal 2015. The company believes adjusting earnings per share for this credit provides a more useful year-over-year comparison of earnings per share.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in our business.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

•
Non-cash working capital is defined as current assets, excluding cash and short-term securities, less current liabilities, excluding current portion of long-term debt. The company considers this a useful metric in measuring working capital management over time.

Apogee believes that these non-GAAP measures provide enhanced transparency with respect to revenue and earnings per share growth, cash management and operational management. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently than Apogee, limiting the usefulness of the measure for comparison with other companies.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; and (N) loss of key personnel and inability to source sufficient labor. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

(Tables follow)

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended		%
In thousands, except per share amounts	February 27, 2016	February 28, 2015	Change	February 27, 2016	February 28, 2015		Change

Net sales	$262,149	$246,698	6%	$981,189	$933,936		5%
Cost of goods sold	193,292	185,566	4%	737,619	725,392		2%
Gross profit	68,857	61,132	13%	243,570	208,544		17%
Selling, general and administrative expenses	39,969	41,485	(4)%	146,177	144,959		1%
Operating income	28,888	19,647	47%	97,393	63,585		53%
Interest income	219	247	(11)%	981	954		3%
Interest expense	116	150	(23)%	593	924		(36)%
Other (expense) income, net	(338)	(78)	(333)%	(457)	1,384		N/M
Earnings before income taxes	28,653	19,666	46%	97,324	64,999		50%
Income tax expense	8,718	5,779	51%	31,982	14,483		121%
Net earnings	$19,935	$13,887	44%	$65,342	$50,516		29%

Earnings per share - basic	$0.69	$0.49	41%	$2.25	$1.76		28%
Average common shares outstanding	28,819	28,774	—%	29,058	28,763		1%
Earnings per share - diluted	$0.69	$0.47	47%	$2.22	$1.72	*	29%
Average common and common equivalent shares outstanding	29,063	29,448	(1)%	29,375	29,374		—%
Cash dividends per common share	$0.1250	$0.1100	14%	$0.4550	$0.4100		11%

* Adjusted earnings per share for the twelve months ended February 28, 2015 was $1.50, excluding a $0.22 benefit from an energy-efficient investment tax credit. Excluding the impact of this credit, earnings per share for the twelve months ended February 27, 2016 increased 48 percent over the prior year.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	February 27, 2016	February 28, 2015	Change	February 27, 2016	February 28, 2015	Change
Sales
Architectural Glass	$98,644	$92,333	7%	$377,713	$346,471	9%
Architectural Services	76,842	63,504	21%	245,935	230,650	7%
Architectural Framing Systems	79,603	77,026	3%	308,593	298,395	3%
Large-Scale Optical	21,667	22,723	(5)%	88,541	87,693	1%
Eliminations	(14,607)	(8,888)	(64)%	(39,593)	(29,273)	(35)%
Total	$262,149	$246,698	6%	$981,189	$933,936	5%
Operating income (loss)
Architectural Glass	$12,099	$4,496	169%	$35,504	$16,431	116%
Architectural Services	5,624	5,163	9%	11,687	7,442	57%
Architectural Framing Systems	7,714	4,834	60%	31,911	21,808	46%
Large-Scale Optical	4,831	5,964	(19)%	22,963	21,954	5%
Corporate and other	(1,380)	(810)	(70)%	(4,672)	(4,050)	(15)%
Total	$28,888	$19,647	47%	$97,393	$63,585	53%

Consolidated Condensed Balance Sheets
(Unaudited)

	February 27, 2016	February 28, 2015
Assets
Current assets	$336,793	$298,975
Net property, plant and equipment	202,462	193,540
Other assets	118,185	119,542
Total assets	$657,440	$612,057
Liabilities and shareholders' equity
Current liabilities	$177,381	$149,028
Long-term debt	20,400	20,587
Other liabilities	53,464	59,966
Shareholders' equity	406,195	382,476
Total liabilities and shareholders' equity	$657,440	$612,057

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	February 27, 2016	February 28, 2015

Net earnings	$65,342	$50,516
Depreciation and amortization	31,248	29,423
Share-based compensation	4,923	4,793
Other, net	(10,312)	334
Changes in operating assets and liabilities	32,750	(16,503)
Net cash provided by operating activities	123,951	68,563
Capital expenditures	(42,037)	(27,220)
Net (purchases) sales of marketable securities	(31,767)	3,336
Other, net	(4,052)	(591)
Net cash used in investing activities	(77,856)	(24,475)
Repurchase and retirement of common stock	(24,911)	(6,894)
Dividends paid	(13,184)	(12,071)
Other, net	1,682	(808)
Net cash used in financing activities	(36,413)	(19,773)
Increase in cash and cash equivalents	9,682	24,315
Effect of exchange rates on cash	(1,397)	(595)
Cash and cash equivalents at beginning of year	52,185	28,465
Cash and cash equivalents at end of period	$60,470	$52,185

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com